Exhibit 99.1

Contacts

For Investors: ImmunoGen, Inc. Carol Hausner, 781-895-0600 info@immunogen.com	For Media: Pure Communications, Inc. Dan Budwick, 973-271-6085

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2015 Financial Results

— Conference Call Today at 8:00 am ET—

•                  The Company is investing in its wholly owned product programs, including expanding its mirvetuximab soravtansine (IMGN853) and IMGN529 clinical programs and developing plans for recently reacquired coltuximab ravtansine (SAR3419). Initial clinical data with mirvetuximab soravtansine in the treatment of platinum-resistant ovarian cancer are to be reported at ASCO annual meeting.

•                  ImmunoGen continues to expand its antibody-drug conjugate (ADC) technology portfolio, had multiple presentations at the AACR annual meeting, and recently announced access to its technology has been licensed by Takeda.

•                  The Company expects to end its fiscal year on June 30, 2015 with between $265 million and $275 million in cash and cash equivalents, reflecting its recent royalty transaction.

WALTHAM, MA, April 24, 2015 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its ADC technology, today reported financial results for the three-month period ended March 31, 2015 — the third quarter of the Company’s 2015 fiscal year. ImmunoGen also provided an update on its product pipeline and financial guidance.

“We are executing against our product development plan and recently strengthened our financial resources to support these programs,” commented Daniel Junius, President and CEO. “The clinical findings with mirvetuximab soravtansine to date are encouraging, and we look forward to their presentation at ASCO next month. Based on these data and the medical need, we are expanding the compound’s clinical program and implementing preparations to support an accelerated development pathway.”

Mr. Junius continued, “We are also expanding the development program for our CD37-targeting ADC, IMGN529, to include assessment in combination with rituximab for non-Hodgkin lymphoma as well as evaluation as a single agent for diffuse large B-cell lymphoma and chronic lymphocytic leukemia. Updates on other hematology programs include that we are developing our plans for the CD19-targeting ADC, coltuximab ravtansine, for B-cell malignancies that we recently regained from Sanofi, we remain on track for IND submission later this year with IMGN779 for acute myeloid leukemia, and Biotest continues to make important progress with their CD138-targeting ADC for multiple myeloma and certain solid tumors.”

Pipeline Updates

Mirvetuximab soravtansine, a potential new therapy for many cases of ovarian cancer as well as for endometrial cancer and other solid tumors that highly express folate receptor α (FRα); wholly owned by ImmunoGen.

•                  This ADC now has received orphan designation in ovarian cancer in the EU as well as in the US.

•                  Initial findings with mirvetuximab soravtansine — used as a single agent — to treat FRα-positive platinum-resistant ovarian cancer will be presented at the 2015 ASCO Annual Meeting. The data are from a disease-specific Phase 1 cohort. ImmunoGen plans to initiate a Phase 2 trial in this indication by the end of 2015 that could potentially support an accelerated registration pathway.

•                  ImmunoGen also plans to initiate in 2H2015 assessment of mirvetuximab soravtansine used in combination regimens for ovarian cancer.

•                  Assessment of mirvetuximab soravtansine for the treatment of FRα-positive relapsed/ refractory (R/R) endometrial cancer is ongoing. ImmunoGen is preparing to also assess it for FRα-positive R/R non-small cell lung cancer.

•                  In addition to the every three week dosing schedule being used in the disease-specific testing underway, dose-finding with a weekly dosing regimen is advancing. The findings to date also have been accepted for presentation at ASCO.

IMGN529, a potential new treatment for B-cell malignancies; wholly owned by ImmunoGen.

•                  Once the recommended Phase 2 dose is established, ImmunoGen plans to evaluate it specifically for the treatment of R/R diffuse large B-cell lymphomas (DLBCL) and chronic lymphocytic leukemia.

•                  Preclinical findings with IMGN529 used with rituximab (Rituxan®) will be reported at the International Conference on Malignant Lymphoma in Lugano in June 2015. ImmunoGen is planning to initiate a clinical trial to assess the combination.

•                  The next IMGN529 clinical data presentation(s) are targeted for the ASH annual meeting in December.

Indatuximab ravtansine (BT-062), a CD138-targeting ADC for multiple myeloma and certain solid tumors; wholly owned by Biotest; ImmunoGen holds rights to opt-in with Biotest on joint US development and commercialization.

•                  Phase 2 trial ongoing in multiple myeloma; Phase 1 trial ongoing in triple-negative breast cancer and metastatic urinary bladder cancer.

Coltuximab ravtansine (SAR3419), a potential therapy for DLBCL and other B-cell malignancies; demonstrated encouraging activity in the treatment of R/R DLBCL in STARLYTE Phase 2 trial presented at ASCO 2014 and selected for Best of ASCO.

•                  ImmunoGen recently regained the rights to this promising ADC from Sanofi.

IMGN779, CD33-targeting ADC utilizing one of ImmunoGen’s DNA-acting payload agents; a potential treatment for acute myeloid leukemia and myelodysplastic syndrome; wholly owned by ImmunoGen.

•                  Remains on track for IND submission in 2H2015.

IMGN289, EGFR-targeting ADC, wholly owned by ImmunoGen.

•                  The Company has stopped Phase 1 testing and returned the program to research.

Genentech/Roche’s ado-trastuzumab emtansine (Kadcyla®), which uses ImmunoGen’s ADC technology.

•                  Approved in the US, Europe, and other geographies based on the results from the EMILIA Phase 3 trial; in development by Roche for a number of indications, with data from the MARIANNE Phase 3 trial to be presented at ASCO.

•                  ImmunoGen recently reported a monetization transaction pertaining to the royalties earned on Kadcyla sales.

Financial Results

For the Company’s quarter ended March 31, 2015 (3QFY2015), ImmunoGen reported a net loss of $21.6 million, or $0.25 per basic and diluted share, compared to a net loss of $37.5 million, or $0.44 per basic and diluted share, for the same quarter last year (3QFY2014).

Revenues for 3QFY2015 were $11.4 million, compared to $6.9 million for 3QFY2014. They include $5.1 million of license and milestone fees, principally from a $5 million cash milestone payment earned from Novartis with the initiation of Phase 1 testing of its product candidate, LOP628. They also include $5.1 million of royalty payments received from Roche in March 2015 for sales of Kadcyla during the three-month period ended December 31, 2014. The royalty transaction recently announced impacts royalties earned on Kadcyla sales starting January 1, 2015. Revenues for 3QFY2015 also include $0.7 million of clinical materials revenue and $0.5 million of research and development support fees. The level of research support and the number of batches of clinical materials produced and released to partners varies on a quarter-to-quarter basis.

Operating expenses in 3QFY2015 were $32.7 million, compared to $44.3 million in 3QFY2014, and consist of research and development expenses of $25.7 million and general and administrative expenses of $7.0 million. The prior year period included a $12.8 million non-cash charge recorded to research and development expense related to a collaboration agreement executed with CytomX.

ImmunoGen had approximately $111.8 million in cash and cash equivalents as of March 31, 2015, — inclusive of a $20 million upfront payment received from Takeda — compared with $142.3 million as of June 30, 2014. Cash used in operations was $27.4 million in the first nine months of FY2015 and capital expenditures were $4.5 million.

Financial Guidance for Fiscal Year 2015

ImmunoGen has updated its guidance for its fiscal year ending June 30, 2015. The Company’s guidance for its net loss is unchanged, and expected to be between $60 million and $65 million. Expected revenues are now projected to be between $85 million and

$95 million, compared with previous guidance of between $100 million and $105 million, due to changes in the expected timing of partner milestone events. Expected operating expenses are now projected to be between $145 million and $150 million, compared with previous guidance of between $160 million and $165 million.

ImmunoGen now projects cash and cash equivalents at June 30, 2015 to be between $265 million and $275 million, compared to previous guidance of $75 million to $85 million. This change principally reflects the Kadcyla royalty monetization transaction announced in March 2015. The Company’s guidance for cash used in operations and capital expenditures remains unchanged from that issued on January 2015. These are projected to be between $55 million and $60 million and between $7 million and $9 million, respectively.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-0966; the conference ID is 2370723. The call also may be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 8, 2015.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses tumor-targeting antibodies to deliver an ImmunoGen cell-killing agent specifically to cancer cells. The Company utilizes its ADC technology with its antibodies to create ImmunoGen product candidates and also out-licenses limited rights to use its technology to other companies. Roche’s Kadcyla® is the first marketed product with ImmunoGen’s ADC technology. More information about the Company can be found at www.immunogen.com.

Rituxan® and Kadcyla® are registered trademarks of their respective owners.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2015 fiscal year; its cash and marketable securities as of June 30, 2015; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2015 Financial Results

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2015	2014
ASSETS

Cash and cash equivalents	$111,827	$142,261
Other assets	21,975	23,057

Total assets	$133,802	$165,318

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$22,812	$21,254
Long-term portion of deferred revenue and other long-term liabilities	51,320	68,365
Shareholders’ equity	59,670	75,699

Total liabilities and shareholders’ equity	$133,802	$165,318

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Revenues:
License and milestone fees	$5,078	$305	$52,729	$39,150
Royalty revenue	5,099	2,558	13,890	6,946
Research and development support	532	1,948	2,140	5,860
Clinical materials revenue	718	2,064	4,171	2,197

Total revenues	11,427	6,875	72,930	54,153

Expenses:
Research and development	25,666	38,280	81,331	81,171
General and administrative	7,000	6,040	20,967	18,013

Total operating expenses	32,666	44,320	102,298	99,184

Loss from operations	(21,239)	(37,445)	(29,368)	(45,031)

Other (expense) income, net	(379)	(7)	(897)	166

Net loss	$(21,618)	$(37,452)	$(30,265)	$(44,865)

Net loss per common share, basic and diluted	$(0.25)	$(0.44)	$(0.35)	$(0.53)

Weighted average common shares outstanding, diluted	86,080	85,684	85,962	85,375